Exhibit 4.1
EXECUTION COPY
     AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of January 5, 2007, by and among CENTEX CORPORATION, a Nevada corporation (the “Issuer”), THE BANK OF NEW YORK TRUST COMPANY NATIONAL ASSOCIATION, having its corporate trust office at 601 Travis Street, 16th Floor, Houston, Texas 77002 (“Predecessor Trustee”), and U.S. BANK NATIONAL ASSOCIATION, a banking association duly organized and existing under the laws of the United States of America and having its corporate trust office at 14241 Dallas Parkway, Suite 490, Dallas, Texas 75254 (“Successor Trustee”).
RECITALS:
     WHEREAS, the Predecessor Trustee is the Trustee under the Indenture dated as of October 1, 1998 by and between the Issuer and the Predecessor Trustee (as successor Trustee to JPMorgan Chase Bank, N.A.) (as amended or supplemented, the “Indenture”) (capitalized terms used and not otherwise defined herein have the respective meanings given them in the Indenture);
     WHEREAS, the Predecessor Trustee desires to resign as Trustee under the Indenture with respect to all Series of Senior Debt Securities;
     WHEREAS, the Issuer desires to appoint the Successor Trustee to succeed the Predecessor Trustee as Trustee under the Indenture; and
     WHEREAS, the Successor Trustee is willing to accept such appointment as successor Trustee under the Indenture;
     NOW, THEREFORE, the Issuer, the Predecessor Trustee and the Successor Trustee, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:
ARTICLE I
PREDECESSOR TRUSTEE
     SECTION 1.01. The Predecessor Trustee hereby resigns as Trustee under the Indenture with respect to all Series of Senior Debt Securities.
     SECTION 1.02. The Predecessor Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Predecessor Trustee in and to the trusts of the Trustee under the Indenture and all the rights, powers and trusts of the Trustee under the Indenture. The Predecessor Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers and trusts hereby assigned, transferred, delivered and confirmed to the Successor Trustee as Trustee under the Indenture.

ARTICLE II
ISSUER
     SECTION 2.01. The Issuer hereby accepts the resignation of the Predecessor Trustee as Trustee under the Indenture.
     SECTION 2.02. All conditions relating to the appointment of the Successor Trustee as successor Trustee under the Indenture have been met by the Issuer, and the Issuer hereby appoints the Successor Trustee as successor Trustee under the Indenture with respect to all Series of Senior Debt Securities, with like effect as if originally named as Trustee under the Indenture.
ARTICLE III
SUCCESSOR TRUSTEE
     SECTION 3.01. The Successor Trustee hereby represents and warrants to the Predecessor Trustee and the Issuer that the Successor Trustee is eligible and qualified to act as Trustee under the Indenture.
     SECTION 3.02. The Successor Trustee hereby accepts its appointment as successor Trustee under the Indenture with respect to all Series of Senior Debt Securities, and accepts the rights, powers, duties and obligations of the Predecessor Trustee as Trustee under the Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee under the Indenture. Pursuant to and in accordance with the provisions of Section 8.10(f) of the Indenture, the Successor Trustee shall, on behalf of the Issuer, promptly notify the holders of all Series of Senior Debt Securities of the resignation of the Predecessor Trustee as Trustee and the appointment of the Successor Trustee as successor Trustee, upon this Agreement taking effect on the date set forth in Section 4.01 below.
ARTICLE IV
MISCELLANEOUS
     SECTION 4.01. This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on January 22, 2007.
     SECTION 4.02. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
     SECTION 4.03. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
     SECTION 4.04. The persons signing this Agreement on behalf of the Issuer, the Successor Trustee and the Predecessor Trustee are duly authorized to execute it on behalf of such party, and each party warrants that it is authorized to execute this Agreement and to perform its duties hereunder. This Agreement has been executed by the Issuer by order of the Board of Directors of the Issuer.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed and acknowledged all as of the day and year first above written.

CENTEX CORPORATION, as Issuer
By:	/s/ Gail M. Peck
	Name:	Gail M. Peck
	Title:	Vice President and Treasurer

THE BANK OF NEW YORK TRUST COMPANY NATIONAL ASSOCIATION, as Predecessor Trustee
By:	/s/ Mauri J. Cowen
	Name:	Mauri J. Cowen
	Title:	Vice President and Trust Officer

U.S. BANK NATIONAL ASSOCIATION, as Successor Trustee
By:	/s/ Brad Hounsel
	Name:	Brad Hounsel
	Title:	Vice President

STATE OF TEXAS	) )
COUNTY OF DALLAS	)
     This instrument was acknowledged before me on this 5th day of January, 2007 by Gail M. Peck, Vice President and Treasurer of CENTEX CORPORATION, a Nevada corporation, on behalf of said corporation.

/s/ Candie C. Nelson
Notary Public in and for the State of Texas

[SEAL]	Candie C. Nelson
Printed Name of Notary Public

My commission expires:
1/18/09

STATE OF TEXAS	) )
COUNTY OF HARRIS	)
     This instrument was acknowledged before me on this 8th day of January, 2007 by Mauri J. Cowen, of THE BANK OF NEW YORK TRUST COMPANY NATIONAL ASSOCIATION, a Vice President, on behalf of said Trustee.

/s/ Nancy K. Strangmeyer
Notary Public in and for the State of Texas

[SEAL]	Nancy K. Strangmeyer
Printed Name of Notary Public

My commission expires:
8/31/2007

STATE OF TEXAS	) )
COUNTY OF DALLAS	)
     This instrument was acknowledged before me on this 5 day of January, 2007 by Brad Hounsel, Vice President of U.S. BANK NATIONAL ASSOCIATION, a national banking association, on behalf of said banking association.

/s/ Israel A. Lugo
Notary Public in and for the State of Texas

[SEAL]	Israel A. Lugo
Printed Name of Notary Public

My commission expires:
01-20-2009